AMENDMENT TO ASSET PURCHASE AGREEMENT DATED AUGUST 23, 2011


This Amendment made this 14th day of December, 2011

BETWEEN
                  PARTY A:  Dr. William Campbell B.Sc.M.Sc. Ph.D
                            4600 Westwater Drive, Unit 118
                            Richmond B.C.   V7E 6S2
AND
                  PARTY B:  Peptide Technologies Inc
                            601 Union Square
                            42nd Floor
                            Seattle Washington 98101

WHEREAS:

     1) Party A, along with Scott McKinley, entered into the Asset Purchase Agreement with Party B dated August 23rd 2011, filed with the United States of Securities and Exchange Commission (SEC) on September 1st 2011.

     2) Under the terms of the Asset Purchase Agreement, Party B purchased Formulae for its Common Shares, issued from its Treasury.

     3)  Party A, wishes to amend "The said asset purchase agreement"

     4) Party B, agrees to amend "The said asset purchase agreement".

NOW THEREFORE THIS AGREEMENT WITNESSTH THAT the parties hereto do covenant and agree each with the other as follows:

Amendment:

A. Party B will pay to Party A, 1/2% (half of one percent) of all Gross monies received by Party B from revenue produced from products derived from the use of all the formulae listed in the Asset Purchase Agreement. "(For example: Zebra Mussel Business plan Projects 1.18% of USA Market would result in approximately US$6 Billion. Party A would receive 1/2% of USD $6 Billion, USD $30,000,000.)

B. Party B will pay to Party A CDN$15,000 per month, commencing from receipt of monies from the first contract signed to purchase products derived from the use of the formulae.

C. The term of this agreement will be for a 5 Year period commencing from the signing of the first contract to purchase products derived from the use of the formulae. At the end of the term of this agreement, the agreement will revert to a monthly basis as long as Party A remains as "the scientific advisor" to Party B.

D. Party A acknowledges that all formulae listed in the Asset Purchase Agreement are owned solely by Party B. Party A will not at any time discuss any of these formulae outside of Party B and will not attempt to use any part of any formulae for Sale, promotion, papers etc.

E. In consideration for these terms and remuneration above described Party B will cancel all shares issued to Party A under the Asset Purchase Agreement, as of the date of this Amendment.

Counterparts:

This  Agreement may be executed in  counterparts  (including  e-mail  attachment
(PDF) or facsimile). Each such counterpart so executed and delivered will be considered to be an original and such counterparts taken together will constitute one and the same document.



WHEREAS PARTY A AND PARTY B HEREBY AGREE TO ALL HEREIN This agreement is governed by the Law of British Columbia, Canada


William Campbell


Per:     __________________________
         William Campbell:


Peptide Technologies Inc.




Per      _________________________             Per     _______________________
         Deborah Fortescue-Merrin                               Scott McKinley


Per      ________________________
         Richard Fortescue